Exhibit 99.1

Enzo Biochem, Inc.
527 Madison Avenue
New York, NY 10022

FOR IMMEDIATE RELEASE

PATENT TRIAL AND APPEAL BOARD DENIES HOLOGIC CHALLENGE

TO ENZO BIOCHEM PATENT INVOLVED IN DELAWARE INFRINGEMENT CASE

NEW YORK, NY, April 24, 2018 -- Enzo Biochem, Inc. (NYSE: ENZ) and its subsidiary Enzo Life Sciences, Inc. today announced that the Patent Trial and Appeal Board has denied a petition filed by Hologic, Inc. (Nasdaq: HOLX) for inter partes review, a procedure for challenging the validity of patent claims, against U.S. Patent 6,221,581. Enzo Life Sciences, Inc. is asserting U.S. Patent 6,221,581 in patent infringement litigation against Hologic, Inc., Grifols Diagnostic Solutions, Inc., and Grifols S.A. in the U.S. District Court for the District of Delaware.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and intellectual property through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products, systems and services that meet the ever-changing and rapidly growing needs of health care today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses which are dependent on a number of factors outside of the control of the Company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigation, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2017. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contact:
For: Enzo Biochem, Inc.
Steve Anreder, 212-532-3232	or	Michael Wachs, CEOcast, Inc., 212-732-4300
steven.anreder@anreder.com		mwachs@ceocast.com